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                                                                      Exhibit 99
TWC's Press Release

                                                           FOR IMMEDIATE RELEASE



                       THE WACKENHUT CORPORATION PROVIDES
                    GUIDANCE ON YEAR-END EARNINGS PROJECTIONS


PALM BEACH GARDENS, Fla. -- September 19, 2000 -- The Wackenhut Corporation [NYSE: WAK, WAKB] announced today that its earnings projections for fiscal year 2000 should be adjusted due to today's announcement by its 57 percent-owned subsidiary, Wackenhut Corrections Corporation [NYSE: WHC], of lower earnings expectations for the year. The Wackenhut Corporation's revised guidance for fiscal year 2000, adjusted solely for WHC's earnings revision, now ranges between $1.19 and $1.28 in diluted earnings per share.

Wackenhut Corrections, the Company's correctional services subsidiary, announced today a third quarter operating charge of $2.3 million after tax, or $0.11 (eleven cents) per share, related to the de-activation of the Jena, Louisiana facility, which is estimated to remain idle through the fourth quarter, 2001. In addition, Wackenhut Corrections is experiencing increased operating costs at certain facilities, particularly with respect to a few high cost medical incidents, increased wages, and increased general liability insurance rates. Furthermore, Wackenhut Corrections' third quarter revenues and earnings are adversely affected by the delayed opening of the Western Region Detention Facility in San Diego. Consequently, Wackenhut Corrections expects full-year 2000 diluted earnings per share, assuming normalized occupancy and inmate hospitalization expenses in the fourth quarter, to be in a range from $0.80 to $0.85, including the $0.11 after-tax charge for the Jena facility, and before any other possible adjustments.

Richard R. Wackenhut, vice chairman and chief executive officer of The Wackenhut Corporation, said, "We are very disappointed in the current earnings projections for Wackenhut Corrections and the effect that these shortfalls have on the expected consolidated earnings of The Wackenhut Corporation. We are increasingly concerned with the challenges that Wackenhut Corrections is facing in returning its operations to prior levels of growth in profitability, and we are monitoring very closely the steps they are taking to correct the situation."

Mr. Wackenhut added, "The Wackenhut Corporation's global physical security services and flexible staffing businesses remain on course for 2000."

As announced today, Wackenhut Corrections' management will host a conference call on Wednesday, September 20 at 10:00 a.m. Eastern Time. The call-in number is 800-650-8824, (for international callers: 703-736-7228) and a replay is available at 800-650-8824 through September 27, 2000.

THE WACKENHUT CORPORATION (www.wackenhut.com) is a leading provider of integrated business services to major corporations, government agencies, and a wide range of industrial and commercial customers. Its principal business lines include security-related services; correctional services; and flexible staffing services. Security-related services include physical security, alarms, cash-in-transit, cargo tracking, fire fighting and prevention, background checks and emergency protection. Correctional services include development and management of correctional facilities of all types, rehabilitation programs and mental health facilities. Flexible staffing services encompass human resources management and payroll administration as a professional employer organization
(PEO), as well as temporary staffing, recruitment and training. The Company is a leader in the privatization of public services for municipal, state and federal agencies, and has operations throughout the United States and in 56 other countries on six continents.

The Wackenhut Corporation is the majority shareholder in Wackenhut Corrections Corporation (NYSE: WHC), a global leader in privatized corrections: designing, financing, building, and managing correctional and detention facilities for government agencies.

The Wackenhut Corporation trades on the New York Stock Exchange under two symbols, the Series A Common Stock and the Series B Common Stock. The Series B Common Stock has no voting rights, but in all other respects is the same as the Series A Common Stock.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the Company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10K, Form 10Q and Form 8K reports.